Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-150669 of our report dated March 10, 2010, relating to the financial statements and financial statement schedule of Black Hills Power, Inc., appearing in this Annual Report on Form 10-K of Black Hills Power, Inc. for the year ended December 31, 2009.

/S/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
March 10, 2010